Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)
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                                                             Three Months Ended                       Six Months Ended
                                                                  June 30,                                June 30,
                                                       --------------------------------        --------------------------------

                                                          2004                2003                2004               2003
                                                       ------------        ------------        ------------      --------------
Earnings before income taxes, equity in earnings
       of associated companies and cumulative
       effect of accounting change                     $     32.5          $     35.8          $     73.4         $      74.5
Add:
       Distributed income of associated companies               -                 1.5                 1.1                 4.7
       Amortization of capitalized interest                   0.1                 0.1                 0.2                 0.2
       Fixed charges                                          6.5                 4.9                13.6                11.1
Less:
       Capitalized interest                                  (0.3)               (0.3)               (0.8)               (0.4)
                                                          ---------           ---------           ---------          ----------
       Earnings as adjusted                            $     38.8          $     42.0          $     87.5         $      90.1

Fixed charges:
       Interest on indebtedness including
           amortized premiums, discounts and
           deferred financing costs                    $      5.6          $      4.0          $     11.8         $       9.3
       Portion of rents representative of the
           interest factor                                    0.9                 0.9                 1.8                 1.8
                                                          ---------           ---------           ---------          ----------

Fixed charges                                          $      6.5          $      4.9          $     13.6         $      11.1

Ratio of earnings to fixed charges                            6.0                 8.6                 6.5                 8.1
                                                          =========           =========           =========          ==========

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